     As filed with the Securities and Exchange Commission on July 26, 1999

                                                           Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                _______________
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                _______________

                              IVI CHECKMATE CORP.
             (Exact name of registrant as specified in its charter)

          Delaware                              3577                   58-2375201
(State or other jurisdiction of     (Primary Standard Industrial     (I.R.S. Employer
incorporation or organization)      Classification Code Number)   Identification Number)

                               1003 Mansell Road
                            Roswell, Georgia  30076
                                 (770) 594-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                John J. Neubert
                              IVI Checkmate Corp.
                               1003 Mansell Road
                            Roswell, Georgia  30076
                             Phone:  (770) 594-6000
                              Fax:  (770) 594-6041
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                M. Hill Jeffries
                               Alston & Bird LLP
                           1201 West Peachtree Street
                            Atlanta, Georgia  30309
                             Phone:  (404) 881-7000
                              Fax:  (404) 881-4777
                                _______________

          Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling stockholders.

          If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

          If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

          If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

          If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

              If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ______________________

                        CALCULATION OF REGISTRATION FEE

                                                        Proposed Maximum Offering        Proposed Maximum
         Title of Shares              Amount to be          Price Per Share(2)          Aggregate Offering          Amount of
         to be Registered             Registered(1)                                         Price (2)            Registration Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$.01 per share                       307,407 shares                $3.50                     $1,075,924.50           $299.11
===================================================================================================================================

(1) Plus such additional shares as may be issued by reason of stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) based on the average of the high and low sales prices of the registrant's common stock on the Nasdaq National Market on July 20, 1999.

                             ______________________

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This prospectus is neither an offer to sell nor a solicitation of an offer to buy these securities in any jurisdiction where such offer or sale is unlawful.

                 Subject to Completion, Dated July 26, 1999

                                   Prospectus

                                 307,407 Shares

              [LOGO]                IVI CHECKMATE CORP.

                                  Common Stock
                             ______________________

          The selling stockholders named under "Selling Stockholders" beginning on page 13 are selling all of the shares of common stock being offered by this
prospectus.    We will not receive any of the proceeds from the sale of shares by the selling stockholders.

          The selling stockholders may sell their shares at various times in the future. They may sell their shares through the Nasdaq National Market or in private transactions and at prevailing market prices or negotiated prices, as described in the section of this prospectus entitled "Plan of Distribution" beginning on page 17.

          Our common stock is listed on the Nasdaq National Market under the symbol "CMIV" and on The Toronto Stock Exchange under the symbol "IVC." The last reported sale prices of our common stock on July 21, 1999 were $3.625 per share on the Nasdaq National Market and Cdn. $5.60 per share on The Toronto Stock Exchange.

 Investing in the common stock involves risks.  See "Risk Factors" beginning on page 4.

                                 _____________

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.

               The date of this prospectus is ___________, 1999.

                              IVI CHECKMATE CORP.

     IVI Checkmate Corp. is the third largest electronic transaction solutions provider in North America, based on annual sales. We were incorporated in 1998 under the laws of Delaware and became active on June 25, 1998 as a result of the combination of International Verifact Inc., a Canadian corporation, and Checkmate Electronics, Inc., a Georgia corporation. We own all of the capital stock of these two companies, which are now named IVI Checkmate Ltd. and IVI Checkmate Inc., respectively, and we operate through these two companies and their subsidiaries.

     Through our subsidiaries, we design, develop and market innovative payment and value-added solutions that optimize transaction management at the point-of-service in the retail, financial, hospitality, healthcare and transportation industries. Our software, hardware and professional services minimize transaction costs, reduce operational complexity and improve profitability for our customers in the U.S., Canada and Latin America.

     We distribute our products through direct sales and various third party distribution arrangements. Our customers include banks, payment processors, retail merchants, petroleum service stations, convenience-store operators, supermarkets and other mass merchandisers, and government benefits disbursers.

     Our principal executive office is located at 1003 Mansell Road, Roswell, Georgia 30076, and our telephone number at that address is (770) 594-6000.

                            SELECTED FINANCIAL DATA

     The following table presents selected consolidated financial data of IVI Checkmate for each of the years in the five year period ended December 31, 1998 and for the three months ended March 31, 1999 and 1998. The information for the years ended December 31, 1998, 1997 and 1996 and as of December 31, 1998 and 1997 is based on our audited consolidated financial statements that are incorporated by reference in this prospectus. The information as of and for the three months ended March 31, 1999 and 1998, for the years ended December 31, 1995 and 1994 and as of December 31, 1996, 1995 and 1994 is based on unaudited consolidated financial statements filed previously with the Securities and Exchange Commission but not incorporated by reference. The selected financial data have been restated for all periods to reflect the combination of International Verifact Inc. and Checkmate Electronics, Inc. and subsequent mergers with Plourde Computer Services, Inc. and Debitek. You should read the selected financial data in conjunction with our consolidated financial statements described above. Any trends that may be derived from the following table are not necessarily indicative of our future operations.

                                                                                                        Three Months Ended
                                                            Year Ended December 31                            March 31,
                                   ----------------------------------------------------------------     ---------------------
                                       1998          1997        1996         1995          1994          1999        1998
                                   -----------    ----------  ----------   ----------    ----------     --------    ---------
                                        (In thousands of dollars, except per share amounts)
Statements of Operations Data:
Net revenues:
   By region:

        United States                 $ 79,473      $62,647    $ 55,113      $48,822      $22,282        $10,091     $18,913
        Canada                          27,649       30,018      22,272       30,864       30,305          5,019       6,076
                                      --------      -------    --------      -------      -------        -------     -------
                                      $107,122      $92,665    $ 77,385      $79,686      $52,587        $15,110     $24,989
                                      --------      -------    --------      -------      -------        -------     -------

   By product line:
        Electronic funds transfer     $ 70,413      $63,488    $ 49,172      $50,046      $32,699        $10,448     $17,060
        Check reader                    26,157       19,927      23,375       25,829       15,843          2,343       5,486
        Professional services           10,552        9,250       4,838        3,811        4,045          2,319       2,443
                                       107,122       92,665      77,385       79,686       52,587         15,110      24,989
                                      --------      -------    --------      -------      -------        -------     -------

Cost of sales                           65,818       58,015      47,378       50,568       33,959          9,388      15,392
                                      --------      -------    --------      -------      -------        -------     -------


Gross profit                            41,304       34,650      30,007       29,118       18,628          5,722       9,597
                                      --------      -------    --------      -------      -------        -------     -------

Operating expenses:
   Selling, general  and
    administrative                      25,118       24,769      20,327       16,216       13,921          6,560       5,843
   Research and development              4,963        5,603       4,459        4,264        3,335          1,236       1,457
   Depreciation and amortization         4,153        2,823       2,198        2,817        1,828          1,155       1,053
   Unusual charges (1)                  12,634            -       8,023            -        6,972              -           -
                                      --------      -------    --------      -------      -------        -------     -------
                                        46,868       33,195      35,007       23,297       26,056          8,951       8,353
                                      --------      -------    --------      -------      -------        -------     -------

Operating income (loss)                 (5,564)       1,455      (5,000)       5,821       (7,428)        (3,229)      1,244

Other:
   Minority interest                        53          448          20            -            -              -          20
   Share of equity investee loss          (342)           -        (147)           -            -           (111)        (59)
   Interest income, net                    302          478         512          346          291             60          79
                                      --------      -------    --------      -------      -------        -------     -------

Income (loss) before income taxes       (5,551)       2,381      (4,615)       6,167       (7,137)        (3,280)      1,284
Income tax benefit (expense)               580          855      (5,684)      (2,687)       3,197            984        (240)
                                      --------      -------    --------      -------      -------        -------     -------

Net income (loss)                     $ (4,971)     $ 3,236    $(10,299)     $ 3,480      $(3,940)       $(2,296)    $ 1,044
                                      ========      =======    ========      =======      =======        =======     =======

Net income (loss) per
 common share                           $(0.28)       $0.19      $(0.69)       $0.24       $(0.32)        $(0.13)      $0.06
                                      ========      =======    ========      =======      =======        =======     =======

                                                         As of December 31,                           As of
                                    ----------------------------------------------------------
                                        1998        1997        1996        1995        1994      March 31, 1999
                                    ----------------------------------------------------------------------------
Balance Sheet Data:
Total assets                           $82,829     $76,584     $69,787     $66,357     $59,079           $79,329
Long-term liabilities                      787       2,085       1,124       1,598         609               783
Stockholders' equity                    55,017      57,412      53,029      51,130      44,865            54,196

_______________
(1) Unusual charges consist principally of merger costs in 1998 and writedown of assets in each of 1998, 1996 and 1994.

                                  RISK FACTORS

If we cannot keep up with changes in technology, we might be unable to effectively compete and might lose customers.

     The electronic payment industry is constantly changing. These changes include, among others:

  .  rapid technological advances;
  . evolving industry standards in electronic fund transfer and point-of-sale products;
  . changes in customer requirements; and . frequent new product introductions and enhancements.

     To be successful, we must develop and use leading technologies effectively, and we must continue to satisfy customer needs on a timely and cost-effective basis. While we continue to develop new products and technologies, we may not successfully keep up with the new products and technological advances of others. Several of our competitors have introduced products and technologies that will compete with our products and technologies. We cannot guarantee that present or potential customers will accept our new products and technologies or that they will not choose to use our competitors' products and technologies. If we are unable to develop and market new products and product enhancements that achieve market acceptance on a timely and cost-effective basis, it could materially and adversely affect our business, financial condition and results of operations.

We rely on a limited number of large customers for a significant percentage of our revenues so the loss of one or more of these customers could materially and adversely affect us.

     We rely on large banks and retail customers with a large number of point-of-sale stations for a significant percentage of our revenues. We continue to diversify our customer base by developing strategic alliances and partnerships to open more distribution channels and limit our reliance on large customers. While we continue to transact business with our current customers and attract new ones, our revenues will decrease significantly if we lose a large customer. We may also be unsuccessful in attracting new customers. The demand for our products and services, especially from our large customers, may decline. If these things occur, it could materially and adversely affect our business, financial condition and results of operations.

If competition in the electronic payment industry increases, it could limit our ability to grow.

     The electronic payment industry is very competitive and subject to rapid technological change. We expect competition to increase in the future. To compete successfully in the future, we must respond promptly and effectively to changes in technology. We must also respond to our competitors' innovations and provide low cost products through manufacturing efficiencies and other costs savings measures. Certain of our competitors have significantly greater financial, marketing, service, support and technical resources than us. Certain of these competitors also have greater name recognition than us. Accordingly, our competitors may be able to respond more quickly than us to new or emerging technologies or changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of products than us. In addition, our profit margins could decline because of competitive pricing pressures that may have a material adverse effect on our business, financial condition, and results of operations. Consequently, we may not compete successfully against current or future competitors, and the competitive pressures that we face may negatively affect our business, financial condition and operating results.

     We attempt to differentiate ourselves from our competitors by providing end-to-end solutions. Our competitors include VeriFone, Inc., a division of Hewlett-Packard Company, Hypercom Corp. and NBS Technologies, Inc. Current and potential competitors may make acquisitions or establish alliances among themselves or with others. These acquisitions or alliances could increase the ability of competitors' products to address the needs of our current or prospective customers. As a result, it is possible that new competitors or alliances among current and new competitors may emerge and rapidly gain a significant share of the electronic payment market. For us, this could result in price reductions, the loss of current or prospective customers, fewer customer orders and reduced net income.

Our hardware and software may contain defects and undetected errors that could affect its performance, causing us to lose customers, spend large amounts to correct the problems or become subject to product liability claims.

     Our hardware and software, including the security features on our point-of-sale payment systems, may contain undetected defects and errors. Although we test our hardware and software before releasing it, we may discover defects and errors in the future. Once detected, we may not be able to correct defects and errors in a timely manner. The cost to fix defects and errors may be high. Consequently, any undetected defects and errors in our hardware and software may result in any of the following:

   .  delays in the shipment of the products;
   .  loss of market acceptance of the products;
   .  additional warranty expense;
   .  significant product liability claims;
   . diversions of engineering and other resources from our other product development efforts; and
   .  loss of credibility with our distributors and customers.

Therefore, any undetected defects and errors in our hardware and software could adversely affect our business, financial condition and results of operations.

Our quarterly operating results are difficult to predict, and unexpected results could harm our stock price.

     Our future success depends on a number of factors, many of which are unpredictable and beyond our control. Moreover, many of these factors are likely to cause our operating results, cash flows and liquidity to fluctuate significantly from quarter to quarter in the future. For example, despite a generally consistent trend of increases in net revenues, we recorded net income
(loss) of
approximately ($3,940,000) in 1994, $3,480,000 in 1995, ($10,299,000) in 1996,
$3,236,000 in 1997 and ($4,971,000) in 1998. Similarly, we recorded net income
(loss) of approximately $1,044,000 in the three months ended March 31, 1998 compared to ($2,296,000) in the three months ended March 31, 1999.

     Factors which may cause our quarterly operating results, cash flows and liquidity to fluctuate include, among others:

 .  defects or bugs in our hardware or software products;
 .  how quickly we are able to develop new products and services that our customers require;
 .  our customers' acceptance of our new and enhanced services;
 .  whether and how quickly alternative technologies, products and services introduced by our competitors gain market acceptance;
 .  the timing of the introduction of new or enhanced products and services offered by us or our competitors;
 .  our customers' inventory levels of our products, which may affect the timing of future orders;
 .  competitive pricing pressures;
 .  the number, size and successful integration of acquired companies and relationships with alliance partners;
 . Year 2000 issues not identified or resolved on a timely basis, which may affect our operations or the operations of our suppliers on whom we rely upon;
 .  foreign currency exposures;
 .  prevailing conditions in the electronic payment marketplace and other general economic and political factors; and
 .  the condition of the stock market.

     Quarterly revenues and expenses are difficult to predict because the market for our products and services is rapidly evolving. Our expense levels are based, in part, on our expectations about future revenues. We typically record a disproportionate amount of our revenue for each quarter in the final month of the quarter, while expenses are generally incurred more evenly throughout the period. If our actual revenue levels do not meet our projections or if our expenses exceed our projections, operating results would likely be negatively affected. Due to many factors, we believe that period-to-period comparisons of our business are not necessarily meaningful. Because our industry changes so quickly, our operating results in future quarters could be below the expectations of public market analysts and investors. If we do not meet these expectations, our stock price could fall significantly.

     In addition, from time to time the stock market experiences significant price and volume fluctuations. Stock market fluctuations have particularly affected the stock prices of technology companies, such as IVI Checkmate.

Government and industry regulations may result in increased costs and increased competition.

     Various regulatory factors affect our financial performance and ability to compete. Governmental regulatory policies affect charges and terms for both private-line and public network electronic payment services. Accordingly, changes in governmental regulatory policies may:

  .  make it more costly to communicate on these networks;
  . increase the costs of development; or . increase the opportunity for additional competition.

If regulatory action of this type occurs, our business, financial condition and operating results could be negatively affected.

     We must also obtain product certification on the applicable customer's systems in the U.S., Canada and other countries. Any delays in obtaining necessary certifications with respect to future products may delay the introduction or result in the cancellation of these products. If we have any delays in obtaining necessary certifications with respect to future products, our business, financial condition and operating results could be negatively affected.

     We are subject to regulation by the Federal Communications Commission with respect to the performance of certain products. Compliance with future regulations or changes in the interpretation of existing regulations may result in a need to modify products or systems. In the event that FCC rules are added or their interpretations are changed, we could be negatively affected.

Because we have only limited protection of our proprietary technology and intellectual property, others may copy them and harm our ability to compete.

     Our operations could be materially and adversely affected if we are not adequately able to protect our proprietary software, audit techniques and methodologies, and other proprietary intellectual property rights. We rely on a combination of patents, copyrights, trademarks, trade secrets, nondisclosure and other contractual arrangements and technical measures to protect our proprietary rights. While we currently hold several U.S. and Canadian patents, we mainly rely on copyright to protect our operating systems and various other software programs. Nevertheless, we could be negatively affected if our competitors successfully incorporate this technology into their products.

     Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or obtain and use information that we regard as proprietary. We could be negatively affected if our means of protecting our proprietary information is inadequate. We may also be unable to deter misappropriation of our proprietary information, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Furthermore, our competitors also may independently develop technologies that are substantially equivalent or superior to our technology.

We may not be successful in avoiding claims that we infringe others' proprietary rights and could be required to pay judgments or licensing fees.

     Although we believe that our services and products do not infringe on the intellectual property rights of others, we cannot prevent someone else from asserting a claim against us in the future for violating their technology rights. In the ordinary course of our business, third parties may claim that our services infringe on their patent, copyright or trademark rights. We also may be subject to court actions alleging that we violated a third party's patent, copyright or trademark rights. Third parties making infringement claims may have significantly greater resources than we do to pursue litigation, and we cannot be certain that we would prevail in an infringement action.

     Infringement claims, whether with or without merit, could be time consuming, distract management, result in costly litigation, delay the introduction of new services and require us to enter into royalty or licensing agreements. As a result of an infringement claim, we could be required to discontinue use of a specific technology, tradename or service mark. In these instances, it could be expensive for us to develop or buy replacement technology or market a new name. Consequently, whether justified or not, infringement claims could have a negative effect on our business, financial condition and operating results.

Any failure of supply chain manufacturers and suppliers to timely provide necessary components and services could cause production delays and a loss of customers.

     We currently assemble certain products and components at our manufacturing facility in Roswell, Georgia. However, we depend on other manufacturers and suppliers for some of our products and certain components used in our products. The components we obtain from other manufacturers and suppliers are only available from a limited number of sources. Certain components and products are currently purchased from single suppliers. While we maintain additional inventory of certain products and continually evaluate alternative sources of supply, the failure of any single supplier to meet its commitment on schedule could adversely affect us. If a sole source supplier goes out of business or becomes unable to meet its supply commitments to us, our production could be delayed. Delays of this type could adversely affect our business, financial condition and results of operations.

     The use of outside manufacturers and suppliers also subjects us to the following additional risks:

  .  potential quality assurance problems;
  . availability of suitable competitive and cost effective manufacturers and suppliers;
  . potential loss of product margin; and . price fluctuation, particularly for certain static random access memory products.

We are subject to the risk of product liability claims.

     Our products are generally used to manage data critical to large organizations. As a result, our development, sale and support of products may entail the risk of product liability claims. Our license agreements with our customers typically contain provisions designed to limit our exposure to potential product liability claims. However, these provisions may not be effective under the laws of all jurisdictions. The insurance that we maintain may not be sufficient in scope or amount to cover all personal injury, property damage and other claims if the limitations on our liability contained in our license agreements are ineffective. A successful product liability claim brought against us could therefore materially and adversely affect our business, financial condition and results of operations. In addition, defending a product liability suit, regardless of its merits, could require us to incur substantial expense and require the time and attention of key management personnel. This could also materially and adversely affect our business, financial condition and results of operations.

If we are unable to attract and retain key personnel, we may have to employ less qualified personnel and may experience high turnover costs.

     Our future performance depends upon the continued service of a number of senior management and key technical personnel. The loss or interruption of the services of one or more key employees could have a material adverse effect on our business, financial condition and results of operations. Of our key employees, we currently maintain key-person life insurance only on John J. Neubert and Gregory A. Lewis. Each of these policies is in the amount of $1,000,000.

     Our future financial results also will depend upon our ability to attract and retain highly skilled technical, managerial and marketing personnel. Competition for qualified personnel is significant and intense and is likely to intensify in the future. We compete for qualified personnel against numerous companies, including larger, more established companies with significantly greater financial resources than ours. Significant competition exists for qualified technical, managerial and marketing personnel. At times we have experienced and continue to experience difficulty retaining and recruiting qualified personnel. If we are unable to hire and retain qualified personnel in the future, it could materially and adversely affect our business, financial condition and results of operations.

Our stock ownership is concentrated, which will make it difficult for you to exert control over us or to replace our management.

     Based on information as of July 1, 1999, our directors, officers and their affiliates beneficially own approximately 3,848,114 shares (approximately 20%) of our common stock, including shares exchangeable for common stock and exercisable options to purchase common stock. Our directors, officers and their affiliates also hold options to acquire 208,334 shares of common stock that are not immediately exercisable. Consequently, our directors, officers and their affiliates could, as stockholders, control or exercise significant influence over the election of directors and all other matters requiring stockholder approval, including a change of control or ownership of us.

Failure to obtain Year 2000 compliance may negatively affect our business.

     The Year 2000 issue is the result of potential problems with computer systems or any equipment with computer chips that store dates as two digits rather than four (e.g., "99" for 1999). On January 1, 2000, these systems and equipment may read "00" as the year 1900 instead of the year 2000. This problem could result in an interruption in, or failure of, certain of our normal business activities and operations.

     We have analyzed the Year 2000 issue with respect to our hardware and software products, the hardware and software we use to provide our services and our computerized information and operating systems. We do not believe that the costs necessary to resolve the known Year 2000 problems will be material to our operating results. However, if our projected timetable or cost estimates are incorrect, our business, financial condition and results of operations could be negatively affected. We are also discussing the Year 2000 issues with our significant customers, manufacturers and suppliers. If they are unprepared for Year 2000 problems, our business activities and operations could be negatively affected. We are not yet certain to what extent our significant customers, manufacturers and suppliers are Year 2000 compliant. If their systems are not timely converted or if their converted systems are not compatible with ours, we may experience a significant number of operational inconveniences and inefficiencies for us and our customers that may divert our time and attention and financial and human resources from our ordinary business activities. Any Year 2000 problems we encounter may have a materially adverse affect on our business, financial condition or operating results.

If we are unable to effectively manage our growth, our business could suffer.

     Our future operating results will depend heavily on our ability to manage our business and make appropriate changes in the face of our growth and changing industry conditions. If we do not respond appropriately to growth and change, the quality of our services, our ability to retain key personnel and our business in general could be negatively affected. If we do not correctly predict our growth, our business, financial condition and operating results could be negatively affected.

We are subject to risks associated with making acquisitions and may not be able to grow through acquisitions.

     As part of our business strategy, we continually evaluate potential acquisitions of, and cooperative ventures to acquire, complementary technologies, products and businesses in the electronic payment market. In its pursuit of strategic alliances, partnerships and acquisitions, we may be unable to:

 . identify suitable strategic alliances, partnerships and acquisition candidates;

 . compete for strategic alliances, partnerships and acquisitions with other companies, many of which have substantially greater resources than us;

 . obtain sufficient financing on acceptable terms to fund strategic alliances, partnerships and acquisitions;

 . complete strategic alliances, partnerships and acquisitions on terms favorable to us;

 . integrate acquired technologies, products and businesses into its existing operations; and

 .  profitably manage acquired technologies, products and businesses.

     Strategic alliances, partnerships and acquisitions may also involve a number of risks including, among others, that:

 . technologies, products or businesses acquired by us may not perform as expected;

 . technologies, products or businesses acquired by us may not achieve levels of revenues, profitability or productivity comparable to those of our existing technologies, products and operations;

 . strategic alliances, partnerships and acquisitions may divert the attention of management and our resources;

 . we may experience difficulty in assimilating the acquired operations and personnel; and

 .  we may experience difficulty in retaining, hiring and training key personnel.

     Any or all of these risks could materially and adversely affect our business, financial condition or results of operations.

We have adopted measures that have anti-takeover effects.

     Under our certificate of incorporation, the board of directors may issue preferred stock, with any rights it may wish to assign, without stockholder action. We have also adopted a stockholder rights plan under which we have distributed rights to purchase shares of our Series C junior participating preferred stock to our stockholders. If certain triggering events occur, the holders of the rights will be able to purchase shares of common stock at a price substantially discounted from the then applicable market price of the common stock.

Exchange rate fluctuations between the U.S. dollar and other currencies in which we do business may result in currency transaction losses.

     A significant portion of our revenues are denominated in Canadian dollars. Consequently, fluctuations in exchange rates between the U.S. and Canadian dollar may have a material adverse effect on our business, financial condition and operating results and could also result in significant exchange losses. Foreign currency transaction gains and losses are a result of transacting business in certain foreign locations in currencies other than the functional currency of the location. We attempt to balance our revenues and expenses in each currency to minimize net foreign currency risk. To the extent that we are unable to balance revenues and expenses in a currency, fluctuations in the value of the currency in which we conduct our business relative to the functional currency have caused and will continue to cause currency transaction gains and losses. We cannot accurately predict the impact of future exchange rate fluctuations on our results of operations. These currency exchange risks could materially and adversely affect our business, financial condition and operating results.

     We have not sought to hedge the risks associated with fluctuations in exchange rates but may undertake transactions of this type in the future. Any hedging techniques which we implement in the future may not be successful, and exchange rate losses could be exacerbated by hedging techniques that we use.

A large number of shares of our stock are currently eligible for public sale, which could cause our stock price to drop.

     Sales of a substantial number of shares of our common stock in the public market, or the prospect of these sales, could adversely affect the market price of our common stock. These sales or the prospect of these sales could also impair our ability to raise needed funds in the capital markets at a time and price favorable to us. As of July 1, 1999, we had approximately 18,114,000 shares of common stock outstanding, including approximately 5,616,000 exchangeable shares of International Verifact Inc. which are exchangeable by the holders at any time for shares of IVI Checkmate common stock on a one-for-one basis. Most all of the currently outstanding IVI Checkmate common stock and all of the IVI Checkmate common stock for which the exchangeable shares are exchangeable have been registered under the Securities Act of 1933. As of July 1, 1999, approximately 16,659,000 of the approximately 18,114,000 outstanding shares were eligible for sale in the public market. The remaining unregistered outstanding shares of IVI Checkmate common stock, as well as the approximately 2,354,541 outstanding shares owned by our directors and executive officers and their affiliates, will be eligible for sale in the public market at such times and in such amounts as are permitted under Rule 144 of the SEC.

     As of July 1, 1999, we had options outstanding under our stock option plans for the purchase of a total of approximately 3,363,000 shares of common stock at a weighted average exercise price of $6.38 per share. We have reserved an additional 1,274,400 shares of common stock that we may issue upon the exercise of options that may be granted in the future under these plans. Substantially all of the shares that are issuable upon the exercise of these options, as well as the shares that are issuable under our employee stock purchase plan, have been registered under the Securities Act. All of these shares will be freely tradable in the public market, except for shares held by our affiliates which will be eligible for public sale in such amounts are permitted under Rule 144.

Our holding company structure may affect our performance and ability to pay dividends and other distributions.

     We are a holding company, and our principal assets are all of the outstanding stock of our operating subsidiaries, including IVI Checkmate Ltd. and IVI Checkmate Inc. All of our operations are conducted through our subsidiaries. Consequently, our performance and ability to pay dividends and other distributions depends on, among other things, the earnings and cash flows of the operations of our subsidiaries, as well as other dividends and distributions from our subsidiaries.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and in some of the documents that we incorporate by reference in this prospectus are forward-looking statements about our expectations of what may happen in the future. Statements that are not historical facts are forward-looking statements. These statements are based on the beliefs and assumptions of our management and on information currently available to us. Forward-looking statements can sometimes be identified by our use of forward-looking words like "anticipate," "believe," "estimate," "expect," "intend," "may," "plan" and similar expressions.

     Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions. Our future results and stockholder value may differ significantly from those expressed in or implied by the forward-looking statements contained in this prospectus and in the information incorporated in this prospectus. See "Where You Can Find More Information" on page 19. Many of the factors that will determine these results and values are beyond our ability to control or predict. We caution you that a number of important factors could cause actual results to be very different from and worse than our expectations expressed in or implied by any forward-looking statement. These factors include, but are not limited to, those discussed in "Risk Factors" beginning on page 4.

     Management believes these forward-looking statements are reasonable. However, you should not place undue reliance on these forward-looking statements, which are based only on our current expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update any of them in light of new information or future events.

                              SELLING STOCKHOLDERS

     On December 18, 1998, we acquired Debitek Holdings Limited and issued 916,644 shares of our common stock to the former Debitek stockholders in exchange for their shares of Debitek stock. As of July 23, 1999, 430,555 of the 916,644 shares that we issued were held in escrow by an escrow agent to satisfy indemnification claims that we may have against the Debitek stockholders if there is any breach of certain representations and warranties made by the Debitek stockholders to us in the share purchase agreement related to our acquisition of Debitek.

     As part of the transaction, we entered into a registration rights agreement with the former Debitek stockholders. This agreement allows, on up to three occasions, the holders of at least 100,000 of the IVI Checkmate shares issued in the Debitek transaction to request to us to register their shares with the SEC. The registration rights agreement requires us to use our best efforts to cause a registration statement covering these shares to become effective under the Securities Act and to remain effective for 75 days or until all of the shares are sold under the registration statement, whichever occurs first.

     On September 29, 1998, we acquired Plourde Computer Services, Inc. and issued 538,232 shares of our common stock to the former Plourde stockholders in exchange for their shares of Plourde stock. We have agreed to register 1,852 of these shares of common stock that we issued to the Rhind Revocable Trust, of which one of the former Plourde stockholders, C. Ridley Rhind, and his wife are the trustees.

     Our registration of the shares being offered by the selling stockholders does not guarantee that the selling stockholders will sell all or any of the shares. However, we expect some or all of the selling stockholders to sell their shares.

  The following table shows, as of June 1, 1999:

  . the number of shares of our common stock beneficially owned by each of the selling stockholders, including shares subject to escrow, before the offering,
  . the number of shares being offered by each of the selling stockholders, none of which are escrow shares, and
  . the number of shares beneficially owned by each of the selling stockholders if all of the shares being offered under this prospectus are sold.

Each selling stockholder will beneficially own less than one percent of our outstanding common stock after the offering.

                                     Shares Owned            Shares Being         Shares Owned
    Selling Stockholder          Before the Offering           Offered         After the Offering
    -------------------          -------------------           -------         ------------------
Coca-Cola Enterprises Inc./1/   49,203                        28,624            20,579

Johnston Technology             196,251, including            51,003            145,248, including
   Investment, Inc./1/          108,578 subject to escrow                       108,578 subject to
                                                                                escrow

S.K. Johnston, Jr./1/           8,581, including 4,747         3,834             4,747/2/
                                subject to escrow

S.K. Johnston, III/1/           546, including 302               244               302/2/
                                subject to escrow

Henry A. Schimberg/1/           1,095, including 606             489               606/2/
                                subject to escrow

Graig Shipping, PLC             231,658, including            75,857            155,801, including
                                101,263 subject to escrow                       101,263 subject to
                                                                                escrow

Orestone International          186,767, including            48,539            138,228, including
   Holdings Limited/3/          103,331 subject to escrow                       103,331 subject to
                                                                                escrow

Richard E. Smart/3,4/           40,622                        23,632            16,990


GiroVend Cashless             77,820, including 43,055                34,765                43,055/2/
   Systems PLC/4/             subject to escrow

Ronald W. Farmer/5/           70,222, including 38,851                18,250                51,972, including
                              subject to escrow                                             38,851 subject to
                                                                                            escrow

Sharon Mills                  8,581, including 4,747                   3,834                 4,747/2/
                              subject to escrow

The Navarre Investment        8,581, including 4,747                   3,834                 4,747/2/
   Company                    subject to escrow


Scott L. Probasco, Jr.        8,581, including 4,747                   3,834                  4,747
                              subject to escrow

Stephen E. Ledbetter          6,504, including 3,598                   2,906                 3,598/2/
                              subject to escrow

Stanley E. Ledbetter          4,749, including 2,627                   2,122                 2,627/2/
                              subject to escrow

Jeanne T. Varnell             2,741, including 1,516                   1,225                 1,516/2/
                              subject to escrow

Rhind Revocable Trust/6/      4,167, including 2,315                   1,852                2,315 subject to
C. Ridley Rhind               subject to options                                            options


Henry D. Varnell, Jr.         1,369, including 757                       612                   757/2/
                              subject to escrow

Thomas T. Wardlaw             1,095, including 606                       489                   606/2/
                              subject to escrow

William E. Landis             733, including 405                         328                   405/2/
                              subject to escrow

William E. Landis IRA         360, including 199                         161                   199/2/
                              subject to escrow

Eleven & Co.                  546, including 302                         244                   302/2/
                              subject to escrow


Danny Moskovitz               546, including 302                         244                   302/2/
                              subject to escrow

Philip H. Sanford             546, including 302                         244                   302/2/
                              subject to escrow

G. Toohey                     231, including 127                         104                   127/2/
                              subject to escrow

A. Alexander Taylor II        216, including 119                          97                   119/2/
                              subject to escrow

A. Alexander Taylor II IRA    43, including 23 subject                    20                    23/2/
                              to escrow

A. Alexander Taylor II,       9, including 5 subject to                    4                     5/2/
   Custodian for Nathaniel    escrow
   H. Taylor


Robert A. Reeves              34, including 18 subject                    16                    18/2/
                              to escrow

---------------

/1/ S.K. Johnston, Jr. is Chairman of the Board of Coca-Cola Enterprises Inc., Henry A. Schimberg is President and Chief Executive Officer of Coca-Cola Enterprises., S.K. Johnston, III is Senior Vice President, and President of the Eastern North America Group, of Coca-Cola Enterprises and the son of S.K. Johnston, Jr., and Johnston Technology Investment Inc. is an indirect wholly owned subsidiary of Coca-Cola Enterprises. Two representatives of Johnston Technology Investment served as directors of Debitek until we acquired Debitek in December 1998.

/2/ It is anticipated that all of the indicated shares will continue to be subject to the escrow immediately following the completion of this offering.

/3/ Of the shares shown as owned by Orestone before the offering, 68,202 of the 103,331 shares subject to escrow and 55,067 of the remaining shares are held for the benefit of Richard E. Smart, director of Orestone. Of the 48,539 shares being offered for sale by Orestone, 32,036 are shares held by Orestone for the benefit of Mr. Smart. Mr. Smart owns 40,622 shares directly. Mr. Smart, acting as a representative of Orestone, served as Chairman of the Board of Debitek until we acquired Debitek.

/4/ GiroVend Cashless Systems PLC owned 10% of the equity of Debitek before we acquired Debitek. Richard E. Smart was the Chief Executive Officer of GiroVend Cashless Systems at the time we acquired Debitek and was Chairman of the Board of Debitek until we acquired Debitek. Mr. Smart subsequently resigned as the Chief Executive Officer of GiroVend.

/5/ Mr. Farmer was President and General Manager of Debitek until we acquired Debitek, and he is currently Vice President of IVI Checkmate and General Manager of our Debitek subsidiary.

/6/ The Rhind Revocable Trust owns the 1,852 shares being sold. C. Ridley Rhind and his wife, Julie T. Rhind, are the trustees of the Rhind Revocable Trust.
Mr. Rhind was employed by Plourde until we acquired Plourde in September 1998, and he was an employee of IVI Checkmate from September 1998 until June 1999.
Mr. Rhind holds vested options for 2,315 shares of our common stock.

                              PLAN OF DISTRIBUTION

     We have registered the shares of common stock covered by this prospectus for offer and sale from time to time by the selling stockholders, including their donees, pledgees, transferees or other successors-in-interest who sell shares received from a selling stockholder as a gift, pledge, partnership distribution or other non-sale related transfer after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.

     The selling stockholders may sell the shares being offered by this prospectus in one or more of the following ways:

  . on the Nasdaq National Market or other national securities exchange on which our common stock is then listed;
  .  in negotiated transactions;
  .  through put or call option transactions related to the shares;
  . through short sales of the shares; or . by a combination of these methods of sale.

     The selling stockholders may sell the shares at market prices prevailing at the time of sale, at prices related to the then-prevailing market prices, or at negotiated prices.

     The selling stockholders may sell the shares directly to purchasers or may sell the shares to or through brokers or dealers by one or more of the following:

  . ordinary brokerage transactions and transactions in which the broker solicits purchasers;
  . purchases by a broker or dealer as principal and resale by the broker or dealer for its account under this prospectus;
  . a block trade in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
  . an exchange distribution in accordance with the rules of the exchange or automated interdealer quotation system on which our common stock is then listed; and
  .  through the writing of options on the shares.

If required by law at the time a particular offer of shares is made, we will state the terms and conditions of the sale transaction in a supplement to this prospectus.

     Any brokers or dealers acting in connection with offers and sales of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such brokers or dealers may act as agents or to whom they may sell as principal, or both. Any compensation as to a particular broker or dealer might be in excess of customary commissions.

     The selling stockholders and any brokers or dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions received by brokers or dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

     The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any brokers or dealers regarding the sale of their shares and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     The selling stockholders will pay all brokerage commissions and similar selling expenses, if any, attributable to sales of the shares. We will bear all expenses in connection with the registration of the shares being offered by the selling stockholders. We also have agreed to indemnify each selling stockholder against certain liabilities, including liabilities under the Securities Act.
The selling stockholders may agree to indemnify any broker or dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

     Selling stockholders also may sell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

                                 LEGAL MATTERS

     Alston & Bird LLP, Atlanta, Georgia, has opined as to the validity of the shares of common stock being offered by the selling stockholders.

                                    EXPERTS

     The consolidated financial statements of IVI Checkmate Corp. at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 incorporated by reference in this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, which, at December 31, 1997 and as to the years ended December 31, 1997 and 1996, is based in part on the report of Coopers & Lybrand, independent auditors. The consolidated financial statements referred to above are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC. You can obtain copies of those reports, proxy statements and other information:

   . at the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549;

   .  from the Internet site that the SEC maintains at http://www.sec.gov, which
                                                       ------------------
      contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC; and

   . at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and our common stock, including certain exhibits. You can get a copy of the registration statement (Registration No. 333-_______) from the locations listed above.

     The SEC allows us to "incorporate by reference" additional information into this prospectus. This means that we can disclose additional important information about us to you by referring you to another document that we have filed separately with the SEC. The information that we incorporate by reference is considered to be a part of this prospectus, except for any incorporated information that is superceded by information contained directly in this prospectus. We incorporate by reference the documents listed below, as well as any future documents we file with the SEC (File No. 000-29772) under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering of our common stock under this prospectus:

   . our annual report on Form 10-K for the fiscal year ended December 31, 1998, including those portions of our proxy statement for the 1999 annual meeting of stockholders incorporated in the Form 10-K by reference;
   .  our quarterly report on Form 10-Q for the quarter ended March 31, 1999;
   .  our current reports on Form 8-K dated March 17, 1999 and April 27, 1999;
      and
   . the descriptions of our common stock and Series C junior participating preferred stock purchase rights set forth in our registration statements filed under to Section 12 of the Securities Exchange Act, and any amendment or report filed for the purpose of updating these descriptions.

     Upon request, we will provide you, at no cost, a copy of any or all of the documents that we incorporate by reference in this prospectus. Written or oral requests should be directed to:

                              Corporate Secretary
                              IVI Checkmate Corp.
                               1003 Mansell Road
                            Roswell, Georgia  30076
                                 (770) 594-6000

     You should rely only on the information contained or incorporated by reference in this prospectus or any related supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus or any supplement is accurate as of any date other than the date on the cover page of those documents.

===============================================================================



                                                       307,407 Shares





                                                     IVI CHECKMATE CORP.




   Table of Contents                                     Common Stock

                             Page

IVI Checkmate Corp..........   2                          ----------
Selected Financial Data.....   2                          PROSPECTUS
Risk Factors................   4                          ----------
A Warning About Forward-
 Looking Statements.........  13
Selling Stockholders........  13
Plan of Distribution........  17
Legal Matters...............  18
Experts.....................  18
Where You Can Find More
 Information................  19




                                                            [LOGO]









                                                         ___________, 1999
===============================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses in connection with the issuance and distribution of the common stock being registered, other than underwriting discounts and commissions. All amounts except the SEC registration fee and the Nasdaq and Toronto Stock Exchange listing fees are estimates. The registrant is paying all of the expenses in connection with the issuance and sale of the shares, except that the selling stockholders will pay all underwriting discounts and sales commissions and any transfer taxes.


SEC registration fee...................................  $   299
Legal fees and expenses................................   12,500
Accounting fees and expenses...........................   10,000
Printing expenses......................................    5,000
Miscellaneous..........................................    7,201
                                                       --------------

     Total.............................................  $35,000
                                                       --------------


ITEM 15.  Indemnification of Directors and Officers.

     The registrant's bylaws provide for indemnification of directors and officers of the registrant to the full extent permitted by Delaware law.

     Section 145 of the General Corporation Law of the State of Delaware provides generally that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation or business association, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     In addition, pursuant to the General Corporation Law of the State of Delaware, the certificate of incorporation of the registrant also eliminates the monetary liability of directors to the fullest extent permitted by Delaware law.

     The registration rights agreement between the registrant and the selling stockholders provides that each selling stockholder will indemnify the registrant and each of its directors, officers and other controlling persons against losses, claims, damages and liabilities to which they become subject as a result of any alleged untrue statement of, or alleged omission to state, a material fact in the prospectus or this registration statement, but only to the extent that such alleged untrue statement or omission was made in reliance upon written information furnished by such selling stockholder for use in connection with the registration of the shares.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.  Exhibits.

     The following exhibits either (1) are filed herewith or (2) have previously been filed with the SEC and are incorporated herein by reference to such prior filings. Previously filed registration statements and reports which are incorporated herein by reference are identified in the column captioned "SEC Document Reference." The registrant will furnish any exhibit upon request to John J. Neubert, Executive Vice President-Finance and Administration of the registrant, 1003 Mansell Road, Roswell, Georgia 30076. There is a charge of $.50 per page to cover expenses of copying and mailing.

    Exhibit
      No.                       Description                               SEC Document Reference
      ---                       -----------                               ----------------------

      3.1         Certificate of Incorporation, as         Exhibit 3.1 to the registrant's Registration
                  amended                                  Statement on Form S-4 (No. 333-______ filed
                                                           concurrently herewith)
      3.2         Bylaws                                   Exhibit 3.2 to the registrant's Registration
                                                           Statement on Form S-4 (No. 333-53629)
      4.1         Specimen common stock certificate        Exhibit 4.1 to the registrant's Registration
                                                           Statement on Form S-4  (No. 333-53629)


      4.2         Stockholder Protection Rights            Exhibit 4.2 to the registrant's Registration
                  Agreement, dated as of September 16,     Statement on Form S-4 (No. 333-______ filed
                  1998, between IVI Checkmate Corp. and    concurrently herewith)
                  First Union National Bank, as Rights
                  Agent (which includes as Exhibit A
                  thereto the Form of Rights Certificate
                  and as Exhibit B thereto the Form of
                  Certificate of Designations,
                  Preferences, Limitations and Relative
                  Rights of Series C Junior
                  Participating Preferred Stock of IVI
                  Checkmate Corp.), as amended on April
                  6, 1999

       5          Opinion of Alston & Bird LLP as to the   Filed herewith
                  validity of the securities being
                  registered, including consent

       10         Registration Rights Agreement dated      Filed herewith
                  December 18, 1998, by and among IVI
                  Checkmate Corp. and the shareholders
                  of Debitek Holdings Limited

      23.1        Consent of Alston & Bird LLP             Included in Exhibit 5

      23.2        Consent of Ernst & Young LLP             Filed herewith

      23.3        Consent of Coopers & Lybrand             Filed herewith

       24         Power of Attorney                        Included on signature page

ITEM 17.  Undertakings.

     (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Roswell, State of Georgia, on July 23, 1999.


                                                IVI CHECKMATE CORP.



                                                By:  /s/ L. Barry Thomson
                                                     ---------------------------
                                                     L. Barry Thomson, President
                                                     and Chief Executive Officer


     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John J. Neubert, L. Barry Thomson and Victor Young, and each of them, with the power to act without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, and in any and all capacities, (i) to sign any and all amendments (including post-effective amendments) to this Registration Statement, (ii) to sign any registration statement to be filed pursuant to Rule 462(b) under the Securities Act of 1933 for the purpose of registering additional shares of Common Stock for the same offering covered by this Registration Statement, and (iii) to file any of the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on this 23rd day of July, 1999.



                Signature                            Title
                ---------                            -----


  /s/ L. Barry Thomson                   President, Chief Executive Officer and
----------------------------             Director
  L. Barry Thomson

  /s/ J. Stanford Spence                 Chairman of the Board
----------------------------
  J. Stanford Spence

  /s/ George Whitton                     Vice Chairman of the Board
----------------------------
  George Whitton

  /s/ Gerard Compain                     Director
----------------------------
Gerard Compain

  /s/ Gregory A. Lewis                   Director
----------------------------
Gregory A. Lewis

  /s/ Paul W. Noblett                    Director
----------------------------
  Paul W. Noblett

  /s/ Bertil D. Nordin                   Director
----------------------------
  Bertil D. Nordin

  /s/ Gareth Owen                        Director
----------------------------
  Gareth Owen

  /s/ Peter E. Roode                     Director
----------------------------
Peter E. Roode

  /s/ John J. Neubert                    Executive Vice President-Finance and
----------------------------             Administration, Chief Financial
  John J. Neubert                        Officer, Treasurer and Secretary

                                 EXHIBIT INDEX



Exhibit                                                                                     Page
     No.                  Description                    SEC Document Reference             No.
     ---                  -----------                    ----------------------             ---

     3.1       Certificate of Incorporation, as   Exhibit 3.1 to the registrant's
               amended                            Registration Statement on Form S-4
                                                  (No. 333-______ filed concurrently
                                                  herewith)

     3.2       Bylaws                             Exhibit 3.2 to the registrant's
                                                  Registration Statement on Form S-4
                                                  (No. 333-53629)

     4.1       Specimen common stock certificate  Exhibit 4.1 to the registrant's
                                                  Registration Statement on Form S-4
                                                  (No. 333-53629)

     4.2       Stockholder Protection Rights      Exhibit 4.2 to the registrant's
               Agreement, dated as of September   Registration Statement on Form S-4
               16, 1998, between IVI Checkmate    (No. 333-______ filed concurrently
               Corp. and First Union National     herewith)
               Bank, as Rights Agent (which
               includes as Exhibit A thereto
               the Form of Rights Certificate
               and as Exhibit B thereto the
               Form of Certificate of
               Designations, Preferences,
               Limitations and Relative Rights
               of Series C Junior Participating
               Preferred Stock of IVI Checkmate
               Corp.), as amended on April 6,
               1999

      5        Opinion of Alston & Bird LLP as    Filed herewith                                  31
               to the validity of the
               securities being registered,
               including consent

     10        Registration Rights Agreement      Filed herewith                                  33
               dated December 18, 1998, by and
               among IVI Checkmate Corp. and
               the shareholders of Debitek
               Holdings Limited



    23.1       Consent of Alston & Bird LLP       Included in Exhibit 5

    23.2       Consent of Ernst & Young LLP       Filed herewith                                  61

    23.3       Consent of Coopers & Lybrand       Filed herewith                                  62

     24        Power of Attorney                  Included on Signature Page
